EXHIBIT 99.1

Pure Cycle Corporation Announces

Fiscal 2005 Financial Results

Thornton, Colorado – November 28, 2005 — Pure Cycle Corporation (NASDAQ Smcap: PCYO) today announced results for its fiscal year ended August 31, 2005.

Pure Cycle (the “Company”) posted a net loss of $1,051,000 ($.08 per share) on revenues of $235,000 for the fiscal year ended August 31, 2005, compared to a loss of $1,976,000 ($.22 per share) on total revenues of $205,000 for the fiscal year ended August 31, 2004.  The reduced loss is mainly attributable to non-recurring expenses relating to the Company’s buyout of certain contingent obligations in 2004, offset in 2005 by an increase in general and administrative costs, healthcare costs and professional fees.  Financial highlights are presented below.

The Company will hold a conference call on Wednesday November 30, 2005 at 2 PM Mountain to discuss the financial results.  The call will be hosted by the Company’s President, Mark W. Harding, details are below.

Additionally, the Company announced today that it will hold its Annual Stockholders’ Meeting on January 17, 2006, at 2:00 PM Mountain.  Additional information regarding the Meeting is included in the Company’s Form 10-KSB filed with the Securities and Exchange Commission today.

CONFERENCE CALL INFORMATION

What:	Fiscal 2005 Earnings Release

When:	November 30, 2005 at 2:00 PM Mountain.

To listen:	Click on the link posted on the Company’s website:
www.purecyclewater.com
Please log in 5 minutes before the call in case any
downloads are required.

To Participate:	To participate in the call dial toll free: (877) 407-9210
also log in to our website to view the slides.

REPLAY INFORMATION

The call will be available for replay until 11:59 p.m. on December 7, 2005 by dialing:

Toll free:	(877) 660-6853
Playback account number:	286
Playback conference ID:	175098

A digitized replay will be available on the Company’s Web site through January 17, 2006.

For questions, please contact Investor Relations at info@purecyclewater.com.

FINANCIAL HIGHLIGHTS

Results of Operations

	Years Ended August 31,
	2005	2004
Total revenues	$235,000	$205,000
Total cost of revenues	(29,000)	(32,000)
Gross margin	206,000	173,000

Total operating expenses	(1,357,000)	(828,000)
Other income (expense)	100,000	(1,321,000)
Net loss	$(1,051,000)	$(1,976,000)

Weighted average shares outstanding (basic and diluted)	13,674,156	8,879,771
Loss per share	$(0.08)	$(0.22)

Financial Position Data

	August 31, 2005	August 31, 2004

Current assets	$5,740,000	$5,739,000
Total assets	$26,047,000	$25,626,000

Current liabilities	$689,000	$201,000
Total liabilities	$10,694,000	$12,302,000

Total stockholders’ equity	$15,353,000	$13,324,000

Company Information

Pure Cycle Corporation owns water assets in the Denver, Colorado metropolitan area and on the western slope of Colorado.  Pure Cycle provides water and wastewater services to customers located in the Denver metropolitan area which includes the design, construction, operation and maintenance of water and wastewater systems.

Our common stock is traded on the NASDAQ SmallCap market under the symbol “PCYO.” Additional information including our recent press releases and our fiscal year ended August 31, 2005 Annual Report are available at www.purecyclewater.com, or you may contact our President, Mark W. Harding, at 303-292-3456.